Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports Record Results for Third Quarter 2006

Houston, Texas (October 24, 2006) – Enterprise Products Partners L.P. “Enterprise,” (NYSE: “EPD”) today announced its financial results for the three months and nine months ended September 30, 2006. The partnership reported record net income of $208 million, or $0.43 per unit on a fully diluted basis, for the third quarter of 2006, a 59% increase from net income of $131 million, or $0.29 per unit, in the third quarter of 2005. Net income for the third quarter of 2006 includes approximately $50 million, or $0.12 per unit, of cash proceeds from business interruption insurance claims associated with Hurricanes Katrina and Rita in 2005 and Hurricane Ivan in 2004. This benefit was partially offset by charges in the third quarter of 2006 for a non-cash impairment of the investment in certain offshore natural gas pipelines for $7.4 million, or $0.02 per unit, and a $6.6 million, or $0.02 per unit, loss related to the contracted replacement of cushion natural gas at the partnership’s Wilson natural gas storage facility that is undergoing mechanical repairs.

Distributable cash flow generated in the third quarter of 2006 increased by 36%, or $80 million, to a record $302 million compared to $222 million for the third quarter of last year. On October 12, 2006, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution to $0.46 per unit with respect to the third quarter of 2006. This represents a 7% increase over the $0.43 per unit rate that was paid with respect to the third quarter of 2005. Distributable cash flow for the third quarter of 2006 provided 1.4 times coverage of the cash distribution to the limited partners. Excluding the $50 million of cash recoveries under business interruption insurance, distributable cash flow for the third quarter of 2006 would have provided over 1.1 times coverage of the cash distribution to limited partners. Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.

Revenue for the third quarter of 2006 increased 19%, to $3.9 billion compared to $3.2 billion for the third quarter of 2005. Operating income for the third quarter of 2006 increased 41% to $274 million compared to $194 million for the third quarter of 2005. Gross operating margin increased 28% to $400 million for the third quarter of 2006 from $312 million for the same quarter in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2006 increased 30% to $389 million from $299 million for the third quarter of 2005. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

“Enterprise delivered another exceptional quarter. We posted records for revenue, gross operating margin, operating income, net income, EBITDA and distributable cash flow irrespective of the insurance proceeds,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “During the third quarter, our expansive network of pipelines transported a record 2 million barrels per day of NGLs, crude oil and petrochemicals and over 7.6 trillion Btus of natural gas. Our fractionation, isomerization and octane enhancement facilities processed almost 500,000 barrels per day of hydrocarbons – another record.”

“The 28% increase in gross operating margin for the quarter was led by strong contributions from three of our four business segments. These results reflect a robust global economy and strong demand for crude oil, NGLs and natural gas. Further, we benefited from the continued high level of drilling and resulting production increases in the supply basins we serve, a favorable natural gas to crude oil ratio which impacted processing and fractionation margins, improved performance in the offshore area as hurricane repairs were completed and the overall impact of many of our organic growth projects and acquisitions completed in 2005 and 2006,” continued Phillips.

“Our distributable cash flow for the quarter exceeded the declared cash distributions to partners by approximately $76 million. Consistent with our long-term value creation strategy, we will retain this surplus in the partnership to invest in our attractive portfolio of organic growth projects and bolt-on acquisitions and to reduce debt.

In the two full years since we have completed the merger with GulfTerra Energy Partners, Enterprise has generated over $1.8 billion in distributable cash flow, increased our cash distribution rate to partners by 16.5% and reinvested approximately $300 million of excess distributable cash in the growth of the partnership. Since Enterprise’s initial public offering in 1998, we have managed our cash flow to provide our unitholders with an attractive rate of cash distribution growth while reinvesting cash in the partnership to enhance our financial flexibility, reduce the need to access the equity markets and to increase the long-term value of our partnership units,” stated Phillips.

“During the first nine months of this year, we have completed significant steps to raise the equity capital to front-end load and support our growth capital budget for 2006 and 2007. In total, we have raised over $1.1 billion of capital through the issuance of common units, the equity content ascribed by the rating agencies to our issuance of the $550 million of Junior Subordinated notes due 2066, and distributable cash flow that has been reinvested in the partnership. As a result, we finished the quarter with approximately $1.3 billion in liquidity and in a strong financial position from which to execute our current growth plans for 2006 and 2007,” Phillips concluded.

Review of Segment Performance

NGL Pipelines & Services – Gross operating margin for this segment increased 51% to $232 million in the third quarter of 2006 from $154 million in the third quarter of 2005. Approximately $30 million of this $78 million increase was due to recoveries under business interruption insurance.

The Natural Gas Liquid (“NGL”) fractionation business reported a $24 million increase in gross operating margin, excluding recoveries under business interruption insurance, to $37 million for the third quarter of this year compared to $13 million for the third quarter of 2005. This increase was primarily due to a 26%, or 71,000 barrel per day (“BPD”), increase in total NGL fractionation volumes to 341,000 BPD in the third quarter of 2006 from 270,000 BPD in the third quarter of last year and higher revenues. Fractionation volumes at the partnership’s Norco and Mont Belvieu facilities increased by 41,000 BPD and 23,000 BPD, respectively. The increase in volumes at the Mont Belvieu plant was largely facilitated by the completion of an expansion project during the second quarter of 2006 that increased the capacity of the fractionator from 210,000 BPD to 225,000 BPD.

Gross operating margin from NGL pipelines and storage increased by $13 million, excluding recoveries from business interruption insurance, to $56 million in the third quarter of 2006 from $43 million in the third quarter of 2005. Substantially all of Enterprise’s NGL pipelines reported an increase in volumes. Total pipeline volumes increased by 19%, or 272,000 BPD, to 1.740 million BPD in the third quarter of 2006 compared to 1.468 million BPD in the same quarter last year. Mid-America and Seminole pipelines reported a $7.5 million increase in gross operating margin to $36 million for the third quarter of 2006 on a 34,000 BPD increase in volumes for the third quarter of 2006. Total volumes for the Mid-America and Seminole pipelines were 850,000 BPD. The partnership’s Mont Belvieu NGL storage facility, South Louisiana pipeline and Tri-States pipeline each reported increases in gross operating margin on higher volumes.

Construction work on the 50,000 BPD expansion of Mid-America’s Rocky Mountain pipeline system is continuing on schedule. During the second and third quarters of 2006, Enterprise entered into new long-term transportation agreements for up to 20 years and received final management approvals, where required, from all but one of our current Mid-America shippers. As a result of these new long-term dedications and future production estimates from our shippers, the Phase I expansion capacity is now fully subscribed. Approximately 30,000 BPD of this expansion is scheduled to be completed in the fourth quarter of 2006 with the balance of the expansion capacity available by mid-2007. The system will then be able to accommodate additional NGL volumes from expansions of certain natural gas processing plants owned by third parties which are expected to be completed in the first half of 2007 and from the completion of Enterprise’s Meeker and Pioneer natural gas processing plants in the second half of 2007.

The natural gas processing business reported a $10 million increase in gross operating margin, excluding recoveries associated with business interruption insurance, to $108 million in the third quarter of 2006 from $98 million in the same quarter of last year. The increase was largely due to strong demand for NGLs which resulted in higher revenues from NGL volumes under margin band and percent of liquid contracts; a 52% increase in natural gas volumes processed under fee-based contracts from approximately 1.5 billion cubic feet per day (“Bcfd”) in the third quarter of 2005 to approximately 2.2 Bcfd in the third quarter of 2006; and contributions from recently acquired and expanded facilities.

Onshore Natural Gas Pipelines & Services – Enterprise’s onshore natural gas pipeline and storage business earned gross operating margin of $77 million in the third quarter of 2006 compared to $94 million in the third quarter of 2005. This decrease was largely due to a decrease in revenues from the Acadian natural gas pipeline system and the partnership’s natural gas storage facilities in the third quarter of 2006 compared to the third quarter of 2005 when these businesses significantly benefited from increased demand for natural gas and storage services after Hurricanes Katrina and Rita. Gross operating margin for this segment in the third quarter of 2006 was also impacted by results from the Wilson natural gas storage facility, which reported a $9 million decrease in gross operating margin for the third quarter of 2006 compared to the third quarter of last year, due to higher expenses and lower revenues as the result of mechanical problems at certain storage caverns at the facility. This includes a $6.6 million charge for an accrued loss associated with the withdrawal of cushion gas during the third quarter of 2006 at lower realized natural gas prices compared to the higher contracted prices for natural gas volumes that are expected to be re-injected in the first half of 2007 when the caverns return to service.

These decreases were partially offset by a $5 million increase in gross operating margin from the Enterprise Texas Intrastate natural gas pipeline system to $28 million in the third quarter of 2006 compared to $23 million for the third quarter of 2005 due to higher transportation fees and a decrease in operating expenses. Volumes on this system decreased by 6.5% averaging approximately 3.3 trillion British thermal units per day (“TBtud”) in the third quarter of 2006 compared to approximately 3.6 TBtud in the same quarter of 2005. The San Juan natural gas gathering system reported gross operating margin of $34 million for the third quarter of 2006 compared to $36 million for the third quarter of 2005. A decrease in gathering fees due to lower natural gas prices and a nominal increase in operating expenses more than offset the benefit of a slight increase in natural gas gathering volumes.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $38 million in the third quarter of 2006 compared to $17 million in the third quarter of 2005. Gross operating margin for the third quarter of 2006 included $20 million of recoveries under business interruption insurance.

Gross operating margin from offshore oil pipelines increased by $8 million to $9 million in the third quarter of 2006 from $1 million in the third quarter of last year. The offshore oil pipelines did not have any recoveries from business interruption insurance. The increase was primarily due to contributions from the Constitution oil pipeline that was completed and began commercial operations in the first quarter of 2006 and increases in volumes on the Marco Polo and Poseidon oil pipelines. Total offshore oil transportation volumes were 173,000 BPD in the third quarter of 2006 compared to 124,000 BPD in the same quarter of 2005.

Gross operating margin from offshore natural gas pipelines was $16 million in the third quarter of 2006 compared to $5 million in the third quarter of 2005. Gross operating margin for the third quarter of 2006 includes $15 million of recoveries associated with business interruption insurance and a $7.4 million non-cash asset impairment charge associated with Enterprise’s investment in Neptune Pipeline Company, L.L.C., which has ownership interests in the Manta Ray and Nautilus natural gas pipeline systems. Excluding these items, gross operating margin increased based on higher fees which more than offset a 3% decrease in volumes.

The Offshore Platform Services business generated gross operating margin of $9 million during the third quarter of 2006, excluding recoveries under business interruption insurance, compared to $11 million during the third quarter of last year. This decrease was primarily due to lower volumes at two platforms as the result of reduced deliveries of natural gas from third party pipelines.

We have made substantial progress on our largest organic growth project, the $630 million Independence Hub and Trail, which is being installed to serve significant new natural gas reserves discovered in the eastern Gulf of Mexico deepwater trend. During the third quarter, we completed the construction of the 134-mile Trail pipeline from the site where the Hub platform will be anchored to the connection with the downstream interstate natural gas pipeline. The construction of the 1 Bcfd Hub platform is nearing completion and is expected to sail from Corpus Christi, Texas during the fourth quarter of 2006 to its location in the Mississippi Canyon area of the Gulf of Mexico for anchoring and connection to subsea pipeline manifolds which have been installed by producers. Mechanical completion of the Hub is expected during the first quarter of 2007 which will initiate fixed demand payments by producers of approximately $55 million per year. In addition, both the Hub and Trail will earn revenues based on volumes handled and transported. Producers using the Hub and Trail expect first production to commence in the second half of 2007. Enterprise owns 80% of the Hub platform and 100% of the Trail pipeline.

Petrochemical Services – Gross operating margin for this segment increased 9% to $52 million for the third quarter of 2006 from $48 million reported for the third quarter of 2005. The partnership’s octane enhancement business posted a $4 million, or 29%, increase in gross operating margin to $18 million for the third quarter of 2006 compared to $14 million in the same quarter last year. Total octane enhancement production increased during the third quarter of 2006 to 11,000 BPD from 8,000 BPD in the third quarter of last year.

Propylene fractionation reported a $2 million increase in gross operating margin to $15 million for the third quarter of 2006 compared to $13 million for the same quarter of last year. Propylene fractionation volumes for the third quarter of 2006 were 57,000 BPD compared to 55,000 BPD in the third quarter of 2005. Petrochemical pipeline transportation volumes increased by 51,000 BPD, or 102%, to 101,000 BPD in the third quarter of 2006 compared to 50,000 BPD in the third quarter of 2005. This volume increase was largely due to the 33,000 BPD contribution from the recently completed Texas City refinery-grade propylene pipeline system. This system was developed over the past year through the combination of existing pipeline assets, the acquisition of two small pipelines from third parties and new construction.

The partnership’s butane isomerization business recorded $19 million of gross operating margin for the third quarter of 2006 compared to $21 million for the same quarter in 2005 due to a decrease in butane isomerization production from 96,000 BPD for the third quarter of 2005 to 82,000 BPD in the third quarter of 2006.

Capitalization – Total debt outstanding at September 30, 2006 was approximately $4.9 billion. Total capital spending, including cash and equity issued for acquisitions, in the third quarter of 2006 was $712 million, which included $31 million of sustaining capital expenditures. At the end of the third quarter of 2006, Enterprise had total liquidity of approximately $1.3 billion, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.

In July 2006 Enterprise issued $300 million of 8.375% Fixed/Floating Rate Junior Subordinated Notes due 2066. Enterprise subsequently re-opened this issuance in August 2006, issuing an incremental $200 million of notes at a price of $103.104, or an effective yield of 7.915% and in September 2006 issuing an incremental $50 million of notes at a price of $104.154, or an effective yield of 7.761%. Net proceeds from these offerings were used to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and general partnership purposes. In total, these $550 million of notes pay interest at a fixed rate of 8.375% for the initial 10-year period, after which the interest rate will become floating. Because of the long-dated maturity, the ability to optionally defer interest for up to 10 years and certain other characteristics of these notes, the rating agencies have assigned partial equity treatment to the notes, with Fitch investors assigning 75% equity content and Moody’s and Standard and Poor’s each assigning 50% equity content.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, amortization and accretion expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of over $16 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs and crude oil through more than 34,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation, offshore production platform services and petrochemical pipeline and services.

For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Today, Enterprise will host a conference call to discuss third quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of our debt level on its future financial and operating flexibility;
•	a reduction in demand for our products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by our facilities;
•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;
•	terrorist attacks aimed at our facilities; and,
•	the failure to successfully integrate our operations with any companies that we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:      Randy Burkhalter, Investor Relations, (713) 381-6812, www.epplp.com

Rick Rainey, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2006 and 2005
($ in 000s, except per unit amounts)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenue	$ 3,872,525	$ 3,249,291	$ 10,640,452	$ 8,476,581
Costs and expenses:
Operating costs and expenses	3,584,783	3,045,345	9,955,231	7,959,122
General and administrative costs	15,823	13,252	45,798	46,655
Total costs and expenses	3,600,606	3,058,597	10,001,029	8,005,777
Equity in income of unconsolidated affiliates	2,265	3,703	14,306	14,563
Operating income	274,184	194,397	653,729	485,367
Other income (expense):
Interest expense	(62,793)	(60,538)	(177,203)	(170,697)
Other, net	2,136	1,394	7,498	3,558
Total other expense	(60,657)	(59,144)	(169,705)	(167,139)
Income before provision for taxes, cumulative effect
of change in accounting principle and minority interest	213,527	135,253	484,024	318,228
Provision for taxes	(3,285)	(3,223)	(12,449)	(3,958)
Income before minority interest and change
in accounting principle	210,242	132,030	471,575	314,270
Minority interest	(1,940)	(861)	(4,676)	(3,186)
Income before change in accounting principle	208,302	131,169	466,899	311,084
Cumulative effect of change in accounting principle			1,475
Net income	$ 208,302	$ 131,169	$ 468,374	$ 311,084

Allocation of net income to:
Limited partners	$ 182,198	$ 112,126	$ 397,758	$ 259,889
General partner	$ 26,104	$ 19,043	$ 70,616	$ 51,195
Per unit data (fully diluted):
Net income per unit	$ 0.43	$ 0.29	$ 0.97	$ 0.69
Average LP units outstanding (in 000s)	420,202	385,533	408,763	381,550
Other financial data:
Net cash provided by operating activities	$ 414,699	$ 226,796	$ 986,024	$ 344,633
Net cash used in investing activities	$ 527,451	$ 311,415	$ 1,217,238	$ 881,864
Net cash provided by financing activities	$ 205,628	$ 84,262	$ 306,516	$ 545,363
Distributable cash flow	$ 302,451	$ 222,477	$ 737,713	$ 694,404
EBITDA	$ 388,522	$ 299,492	$ 988,688	$ 794,804
Depreciation, amortization and accretion	$ 114,296	$ 104,816	$ 331,303	$ 308,949
Distributions received from unconsolidated affiliates	$ 6,737	$ 8,480	$ 27,085	$ 47,388
Sustaining capital expenditures	$ 30,743	$ 25,935	$ 95,274	$ 62,778
Total capital expenditures	$ 397,971	$ 178,808	$ 938,449	$ 587,545
Cash used for business combinations and asset
acquisitions, net of cash received	$ 145,095	$ 144,001	$ 183,195	$ 325,080
Investments in unconsolidated affiliates	$ (11,570)	$ 183	$ 100,312	$ 80,833
Total debt principal outstanding at end of period	$ 4,919,068	$ 4,826 673	$ 4,919,068	$ 4,826,673

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2006 and 2005
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Gross operating margin by segment:
NGL Pipelines & Services	$ 232,037	$ 153,760	$ 549,401	$ 427,392
Onshore Natural Gas Pipelines & Services	77,489	93,513	260,943	257,774
Offshore Pipelines & Services	38,364	16,922	76,131	62,180
Petrochemical Services	51,851	47,621	136,413	85,559
Total non-GAAP gross operating margin	$ 399,741	$ 311,816	$ 1,022,888	$ 832,905
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(112,412)	(103,028)	(325,180)	(304,041)
Operating lease expense paid by EPCO in operating
costs and expenses	(526)	(528)	(1,582)	(1,584)
Gain (loss) on sale of assets in operating costs and expenses	3,204	(611)	3,401	4,742
General and administrative costs	(15,823)	(13,252)	(45,798)	(46,655)
Operating income per GAAP	$ 274,184	$ 194,397	$ 653,729	$ 485,367

Selected operating data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,740	1,468	1,591	1,463
NGL fractionation volumes (MBPD)	341	270	302	311
Equity NGL production (MBPD) (1)	67	66	63	78
Fee-based natural gas processing (MMcf/d)	2,237	1,471	2,224	1,828
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	6,049	6,021	6,066	5,918
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,573	1,623	1,524	1,876
Crude oil transportation volumes (MBPD)	173	124	149	134
Platform gas treating (Mcf/d)	160	221	158	285
Platform oil treating (MBPD)	12	8	12	8
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	82	96	83	82
Propylene fractionation volumes (MBPD)	57	55	55	55
Octane additive production volumes (MBPD)	11	8	8	5
Petrochemical transportation volumes (MBPD)	101	50	94	65
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,014	1,642	1,834	1,662
Natural gas transportation volumes (BBtus/d)	7,622	7,644	7,590	7,794
Equivalent transportation volumes (MBPD) (2)	4,020	3,654	3,831	3,713

(1)	Volumes for 2005 were revised to incorporate refined asset-level definitions of equity NGL production volumes.
(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Nine Months Ended September 30, 2006 and 2005
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Reconciliation of non-GAAP "Distributable Cash Flow" to GAAP "Net
Income" and GAAP "Cash provided by operating activities"	$ 208,302	$ 131,169	$ 468,374	$ 311,084
Net income
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	154	254	641	(116)
Depreciation, amortization and accretion in costs and expenses	114,142	104,562	330,662	309,065
Operating lease expense paid by EPCO	526	528	1,582	1,584
Deferred income tax expense	3,198	1,952	12,378	5,827
Amortization of net gain from forward-starting interest rate swaps	(945)	(905)	(2,805)	(2,687)
Cumulative effect of change in accounting principle			(1,475)
Equity in income of unconsolidated affiliates	(2,265)	(3,703)	(14,306)	(14,563)
Distributions received from unconsolidated affiliates	6,737	8,480	27,085	47,388
Loss (gain) on sale of assets	(3,204)	611	(3,401)	(4,742)
Proceeds from sale of assets	2,787	953	3,043	43,220
Sustaining capital expenditures	(30,743)	(25,935)	(95,274)	(62,778)
Changes in fair market value of financial instruments	12	11	(41)	122
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt				47,500
El Paso transition support payments	3,750	4,500	11,250	13,500
Distributable Cash Flow	302,451	222,477	737,713	694,404
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Amortization of net gain from forward-starting interest rate swaps	945	905	2,805	2,687
Proceeds from sale of assets	(2,787)	(953)	(3,043)	(43,220)
Sustaining capital expenditures	30,743	25,935	95,274	62,778
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt				(47,500)
El Paso transition support payments	(3,750)	(4,500)	(11,250)	(13,500)
Minority interest in total	1,940	861	4,676	3,186
Net effect of changes in operating accounts	85,157	(17,929)	159,849	(314,202)
Cash provided by operating activities	$ 414,699	$ 226,796	$ 986,024	$ 344,633

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Nine Months Ended September 30, 2006 and 2005
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" and
GAAP "Cash provided by operating activities"
Net income	$ 208,302	$ 131,169	$ 468,374	$ 311,084
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	62,793	60,538	177,203	170,697
Provision for taxes	3,285	3,223	12,449	3,958
Depreciation, amortization and accretion in costs and expenses	114,142	104,562	330,662	309,065
EBITDA	388,522	299,492	988,688	794,804
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(62,793)	(60,538)	(177,203)	(170,697)
Provision for income taxes	(3,285)	(3,223)	(12,449)	(3,958)
Cumulative effect of change in accounting principle			(1,475)
Equity in income of unconsolidated affiliates	(2,265)	(3,703)	(14,306)	(14,563)
Amortization in interest expense	154	254	641	(116)
Deferred income tax expense	3,198	1,952	12,378	5,827
Distributions received from unconsolidated affiliates	6,737	8,480	27,085	47,388
Operating lease expense paid by EPCO	526	528	1,582	1,584
Minority interest	1,940	861	4,676	3,186
Loss (gain) on sale of assets	(3,204)	611	(3,401)	(4,742)
Changes in fair market value of financial instruments	12	11	(41)	122
Net effect of changes in operating accounts	85,157	(17,929)	159,849	(314,202)
Cash provided by operating activities	$ 414,699	$ 226,796	$ 986,024	$ 344,633